Exhibit 99
OSG
Overseas Shipholding Group, Inc.
                                                                                      Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP ANNOUNCES U.S. OWNERSHIP OF 77%

New York, NY – April 17, 2014 - Overseas Shipholding Group, Inc. (OTC: OSGIQ) announced today that U.S. ownership of its common stock at the close of business on April 15, 2014 was 77 percent.  This is the minimum percentage of shares that must be owned by United States citizens in order to preserve the status of OSG as a Jones Act company, in accordance with the Company’s charter and bylaws.

Pursuant to OSG’s organizational documents, any share transfer that results in U.S. ownership falling below 77 percent is ineffective and cannot be consummated.  Shareholders are required to certify as to their respective citizenship at the time of purchase. OSG has advised Computershare Investor Services, its transfer agent, to strictly enforce this important ownership limitation.

Contacts:

Chuck Burgess The Abernathy MacGregor Group (212) 371-5999 CLB@abmac.com	OSG Corporate Communications (212) 578-1612

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About OSG

Overseas Shipholding Group, Inc. is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

1301 Avenue of the Americas, 42nd Floor
New York, NY 10019

Corporate Communications
Tel: +1 212 578 1612
www.osg.com